Core-Mark's Market Share Growth Drives a 33.5% Increase in Sales for the Third Quarter of 2016

•	Sales Increased 33.5% to $4.0 Billion

•	Total Non-Cigarette Sales Increased 20.9%, Fresh Sales Increased 16.2%

•	Dividend Increased to $0.09 per share quarterly, or $0.36 per share annually

•	Company Reaffirms Guidance for 2016

SOUTH SAN FRANCISCO, California - November 7, 2016 - Core-Mark Holding Company, Inc. (NASDAQ:CORE) ("the Company"), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the third quarter ended September 30, 2016.

"We have grown at a remarkable pace in the first nine months of 2016, and I am very proud of the accomplishments of this organization. We are well positioned to post record financial results this year. We remain focused on the absorption of the business added thus far and the new business we will be adding through the remainder of the year." said Thomas B. Perkins, President and Chief Executive Officer.

Third Quarter Results

Net sales increased 33.5% to $4.0 billion for the third quarter of 2016 compared to $3.0 billion for the same period in 2015 driven primarily by market share gains, including the addition of Murphy U.S.A., the acquisition of Pine State Convenience ("Pine State") in June 2016 and the continued success of our core strategies. Cigarette sales increased 39.3%, driven by an increase in cigarette carton sales attributable primarily to market share gains and the addition of Pine State. Non-cigarette sales increased 20.9%, driven primarily by market share gains, an increase in sales to existing customers and the acquisition of Pine State. Cigarettes as a percentage of total sales were 71.5% for the third quarter this year compared to 68.5% for the same period last year.

Gross profit increased 15.9% to $198.9 million for the third quarter of 2016 compared to $171.6 million for the same period in 2015 driven primarily by the increase in sales, including the acquisition of Pine State and the success of our marketing strategies. Included in gross profit for the third quarter of 2015 were $8.3 million of cigarette tax stamp inventory holding gains which resulted from an increase in excise taxes by certain jurisdictions. Remaining gross profit, a non-GAAP measure, increased 21.8% to $202.2 million from $166.0 million for the same period in 2015.

The following table reconciles remaining gross profit to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2016		2015
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$198.9	5.0%	$171.6	5.7%	15.9%
Cigarette inventory holding gains	(0.4)	—%	(0.6)	—%
Cigarette tax stamp inventory holding gains	—	—%	(8.3)	(0.3)%
LIFO expense	3.7	0.1%	3.3	0.1%
Remaining gross profit	$202.2	5.1%	$166.0	5.5%	21.8%

Remaining gross profit margin for the third quarter of 2016 decreased approximately 40 basis points to 5.1% from 5.5% for the same period last year. The decrease in remaining gross profit margin was due to the addition of Murphy U.S.A. which has a higher sales mix of cigarettes and other tobacco products ("OTP"). In addition, increases in cigarette manufacturers’ prices compressed remaining gross profit margin by approximately five basis points in 2016.

The Company’s operating expenses for the third quarter of 2016 were $176.7 million compared to $146.2 million for the same period in 2015. Increases in the amount of cubic feet of product handled, incremental customer deliveries, costs related to the onboarding of a significant new customer and the acquisition of Pine State contributed to higher operating costs. Operating expenses as a percentage of net sales were 4.4% for the third quarter of 2016 compared to 4.9% for the third quarter of 2015. The shift in sales to cigarettes, which have higher price points than our food/non-food products, decreased operating expenses as a percentage of total net sales by approximately 30 basis points in the third quarter of 2016 compared to the same period in 2015.

Net income was $13.5 million for the third quarter of 2016 compared to $15.1 million for the same period in 2015. Adjusted EBITDA, a non-GAAP measure, was $39.2 million for the third quarter of 2016 compared to $41.3 million for the third quarter of 2015. Net income and Adjusted EBITDA for the three months ended September 30, 2015 included cigarette tax stamp inventory holding gains of $7.9 million (pre-tax), net of related expenses, which did not reoccur in 2016.

The following table reconciles Adjusted EBITDA to net income, its most comparable financial measure under U.S. GAAP (in millions):

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Three Months Ended September 30,
	2016	2015	% Change

Net income	$13.5	$15.1	(10.6%)
Interest expense, net (1)	1.5	0.5
Provision for income taxes	6.7	9.1
Depreciation & amortization	11.4	9.9
LIFO expense	3.7	3.3
Stock-based compensation expense	1.9	2.7
Foreign currency transaction losses, net	0.5	0.7
Adjusted EBITDA	$39.2	$41.3	(5.1%)
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted Earnings Per Share ("diluted EPS") were $0.29 for the third quarter of 2016 compared to $0.33 for the third quarter of 2015. Excluding LIFO expenses, diluted EPS were $0.34 for the third quarter of 2016 compared to $0.36 for the third quarter of 2015 (see the reconciliation of diluted EPS to diluted EPS excluding LIFO in “Supplemental Schedule for Items Impacting Diluted EPS”). The cigarette stamp inventory holding gain increased Diluted EPS by $0.10 in the third quarter of 2015. In addition, per share results were impacted by several other items, which are provided in the attached diluted EPS table following the financial schedules.

First Nine Months of 2016

Net sales increased 29.5% to $10.7 billion for the first nine months of 2016 compared to $8.3 billion for the same period in 2015 driven primarily by significant market share gains, including the addition of Murphy U.S.A. and the acquisition of Pine State in June 2016. Cigarette sales increased 35.9%, driven by an increase in cigarette carton sales attributable primarily to market share gains and the acquisition of Pine State. Non-cigarette sales increased 16.2% through market share gains and an increase in sales to existing customers. Cigarettes as a percentage of total sales were approximately 71.1% for 2016 compared to approximately 67.8% for the same period last year.

Gross profit increased 15.0% to $537.9 million for the first nine months of 2016 compared to $467.8 million for the same period in 2015 driven primarily by the increase in sales, including the acquisition of Pine State and the success of our marketing strategies. Remaining gross profit increased 16.9% to $539.5 million from $461.5 million for the same period in 2015.

The following table reconciles remaining gross profit to gross profit, its most comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT TO REMAINING GROSS PROFIT
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2016		2015
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$537.9	5.0%	$467.8	5.7%	15.0%
Cigarette inventory holding gains	(8.4)	(0.1)%	(5.4)	(0.1)%
Cigarette tax stamp inventory holding gains	—	—%	(8.3)	(0.1)%
OTP tax refunds	—	—%	(1.8)	—%
LIFO expense	10.0	0.1%	9.2	0.1%
Remaining gross profit	$539.5	5.0%	$461.5	5.6%	16.9%

Remaining gross profit margin for the first nine months of 2016 declined approximately 60 basis points to 5.0% from 5.6% for the same period last year. The decline was due primarily to market share gains, including Murphy U.S.A. which has a higher sales mix of cigarettes and other tobacco products.

The Company’s operating expenses for the first nine months of 2016 were $478.8 million compared to $410.3 million for the same period in 2015. Increased volumes of product handled, incremental customer deliveries, costs related to the onboarding of significant new customers and the acquisition of Pine State contributed to higher operating costs in the first nine months of 2016. Operating expenses as a percentage of net sales were 4.5% for the first nine months of 2016 compared to 5.0% for the same period in 2015. The shift in sales mix towards cigarettes reduced operating expenses as a percentage of total net sales by approximately 40 basis points.

Net income was $35.5 million for the first nine months of 2016 compared to $33.8 million for the same period in 2015. Adjusted EBITDA was $105.8 million for the first nine months of 2016 compared to $101.7 million for the same period in 2015. Net income and Adjusted EBITDA for the first nine months of 2015 include cigarette tax stamp inventory holding of $7.9 million (pre-tax), net of related expenses, and OTP tax refunds of $1.7 million (pre-tax) related to prior years.

The following table reconciles Adjusted EBITDA to net income, its most comparable financial measure under U.S. GAAP (in millions):

RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(Unaudited and $ in millions)

	For the Nine Months Ended September 30,
	2016	2015	% Change

Net income	$35.5	$33.8	5.0%
Interest expense, net (1)	3.2	1.5
Provision for income taxes	20.3	20.9
Depreciation & amortization	31.2	28.3
LIFO expense	10.0	9.2
Stock-based compensation expense	5.5	6.7
Foreign currency transaction losses, net	0.1	1.3
Adjusted EBITDA	$105.8	$101.7	4.0%
______________________________________________
(1) Interest expense, net, is reported net of interest income.

Diluted EPS were $0.76 for the first nine months of 2016 compared to $0.73 for the same period in 2015. Excluding LIFO expenses, diluted EPS were $0.89 for the first nine months of 2016 compared to $0.85 for the first nine months of 2015 (see the reconciliation of diluted EPS to diluted EPS excluding LIFO in “Supplemental Schedule for Items Impacting Diluted EPS”). The cigarette tax stamp inventory holding gain, net of related expenses, and OTP tax refund increased Diluted EPS by $0.10 and $0.02, respectively, in the first nine months of 2015. In addition, per share results were impacted by several other items, which are provided in the attached diluted EPS table following the financial schedules.

Dividend

Core-Mark also announced today that its Board of Directors has approved a $0.09 cash dividend per common share for the fourth quarter, or $0.36 annually, an increase of 12.5% from the prior dividend. The dividend is payable on December 15, 2016 to stockholders of record as of the close of business on November 23, 2016.

Guidance for 2016

The Company reaffirms its guidance for 2016. Annual net sales for 2016 are expected to be between $14.0 billion and $14.5 billion. Diluted EPS for the full year are expected to be between $1.16 to $1.23. Diluted per-share estimates, excluding LIFO expense, are expected to be between $1.33 and $1.40. Adjusted EBITDA for 2016 is expected to be between $157 million and $164 million. For 2016, we are expecting LIFO expense of approximately $13 million, a 38.5% tax rate and 46.8 million fully diluted shares outstanding.
Capital expenditure estimates for 2016 are expected to be approximately $50 million, which relate primarily to expansion projects, including a new warehouse in Las Vegas, and maintenance investments.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Monday, November 7, 2016 at 9:00 a.m. Pacific time during which management will review the results of the third quarter of 2016. The call may be accessed by dialing 1-800-588-4973 using the code 43707262. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including diluted earnings per share excluding LIFO expense, Adjusted EBITDA, remaining gross profit, remaining gross profit margin and net sales excluding foreign currency fluctuations. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period to period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, and net foreign currency transaction gains or losses.

Remaining gross profit, and remaining gross profit margin, are non-GAAP financial measures. We provide these metrics to segregate the effects of LIFO expense, cigarette and candy inventory holding gains and other items that significantly affect the comparability of gross profit.
We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Guidance for 2016” above) where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2016 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; competition in our distribution markets; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; our dependence on relatively few suppliers; risks and costs associated with efforts to grow our business through acquisitions; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; failure or disruptions of our information technology systems; unexpected outcomes in legal proceedings; our dependence on qualified labor, our senior management and other key personnel; attempts by unions to organize our employees; increasing labor costs related to contract employees; increasing expenses related to employee health benefits; changes to minimum wage laws; failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage; increases in the number or severity of insurance and claims expenses; declining cigarette sales volumes; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; changes in the funding of our pension plans; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016 and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q subsequently filed by us for a more comprehensive discussion of these and other risk factors. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 45,000 customer locations in the U.S. and Canada through 30 distribution centers (excluding two distribution facilities the Company operates as a third party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$22.9	$12.5
Restricted cash	8.1	8.5
Accounts receivable, net of allowance for doubtful accounts of $7.4 and $10.9 as of September 30, 2016 and December 31, 2015, respectively	356.3	272.7
Other receivables, net	108.9	69.4
Inventories, net	495.6	407.4
Deposits and prepayments	92.8	65.0
Deferred income taxes	1.8	1.8
Total current assets	1,086.4	837.3
Property and equipment, net	191.2	159.5
Goodwill	29.2	22.9
Other intangible assets, net	47.8	29.5
Other non-current assets, net	29.2	28.1
Total assets	$1,383.8	$1,077.3
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$104.5	$129.6
Book overdrafts	43.0	29.2
Cigarette and tobacco taxes payable	231.8	193.6
Accrued liabilities	145.9	106.9
Deferred income taxes	0.2	0.3
Total current liabilities	525.4	459.6
Long-term debt	274.1	60.4
Deferred income taxes	22.2	18.6
Other long-term liabilities	11.6	10.6
Claims liabilities	28.1	26.6
Pension liabilities	6.1	7.5
Total liabilities	867.5	583.3
Contingencies
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 52,221,054 and 51,953,354 shares issued; 46,196,244 and 46,116,670 shares outstanding at September 30, 2016 and December 31, 2015, respectively)	0.5	0.3
Additional paid-in capital	274.7	271.8
Treasury stock at cost (6,024,810 and 5,836,684 shares of common stock at September 30, 2016 and December 31, 2015, respectively)	(69.0)	(61.8)
Retained earnings	324.3	300.0
Accumulated other comprehensive loss	(14.2)	(16.3)
Total stockholders’ equity	516.3	494.0
Total liabilities and stockholders’ equity	$1,383.8	$1,077.3

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net sales	$3,993.9	$2,991.6	$10,692.6	$8,254.3
Cost of goods sold	3,795.0	2,820.0	10,154.7	7,786.5
Gross profit	198.9	171.6	537.9	467.8
Warehousing and distribution expenses	117.4	92.8	315.0	260.9
Selling, general and administrative expenses	57.6	52.8	160.0	147.6
Amortization of intangible assets	1.7	0.6	3.8	1.8
Total operating expenses	176.7	146.2	478.8	410.3
Income from operations	22.2	25.4	59.1	57.5
Interest expense	(1.5)	(0.6)	(3.3)	(1.9)
Interest income	—	0.1	0.1	0.4
Foreign currency transaction losses, net	(0.5)	(0.7)	(0.1)	(1.3)
Income before income taxes	20.2	24.2	55.8	54.7
Provision for income taxes	(6.7)	(9.1)	(20.3)	(20.9)
Net income	$13.5	$15.1	$35.5	$33.8
Basic net income per common share (1)	$0.29	$0.33	$0.77	$0.73
Diluted net income per common share (1)	$0.29	$0.33	$0.76	$0.73
Basic weighted-average shares	46.3	46.2	46.3	46.2
Diluted weighted-average shares	46.5	46.6	46.5	46.6
Dividends declared and paid per common share	$0.08	$0.07	$0.24	$0.20

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities:
Net income	$35.5	$33.8
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
LIFO and inventory provisions	10.0	9.2
Amortization of debt issuance costs	0.3	0.2
Stock-based compensation expense	5.5	6.7
Bad debt expense, net	1.6	1.1
Depreciation and amortization	31.2	28.3
Foreign currency transaction losses, net	0.1	1.3
Deferred income taxes	3.6	(0.3)
Pension settlement expenses	1.2	0.9
Changes in operating assets and liabilities:
Accounts receivable, net	(48.6)	(33.3)
Other receivables, net	(39.2)	(3.3)
Inventories, net	(74.3)	53.9
Deposits, prepayments and other non-current assets	(31.6)	(18.0)
Accounts payable	(25.9)	22.3
Cigarette and tobacco taxes payable	36.2	(10.2)
Pension, claims, accrued and other long-term liabilities	39.3	15.3
Excess tax deductions associated with stock-based compensation	(2.8)	(2.0)
Net cash (used in) provided by operating activities	(57.9)	105.9
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(88.4)	(8.0)
Change in restricted cash	0.5	3.3
Additions to property and equipment, net	(44.5)	(24.7)
Capitalization of software and related development costs	(5.1)	(7.5)
Proceeds from sale of fixed assets	—	0.3
Net cash used in investing activities	(137.5)	(36.6)
Cash flows from financing activities:
Borrowings under revolving credit facility	1,164.8	718.5
Repayments under revolving credit facility	(949.9)	(768.7)
Dividends paid	(11.3)	(9.1)
Payments on capital leases	(1.8)	(1.6)
Payments of financing costs	(1.5)	(0.4)
Repurchases of common stock	(7.2)	(9.0)
Proceeds from exercise of common stock options	0.3	0.3
Tax withholdings related to net share settlements of restricted stock units	(5.4)	(3.2)
Excess tax deductions associated with stock-based compensation	2.8	2.0
Increase (decrease) in book overdrafts	13.7	(1.1)
Net cash provided by (used in) financing activities	204.5	(72.3)
Effects of changes in foreign exchange rates	1.3	(2.0)
Change in cash and cash equivalents	10.4	(5.0)
Cash and cash equivalents, beginning of period	12.5	14.4
Cash and cash equivalents, end of period	$22.9	$9.4
Supplemental disclosures:
Cash paid during the period for:
Income taxes, net	$14.4	$21.1
Interest	$2.3	$1.0
Non-cash capital lease obligations incurred	$0.2	$5.2
Unpaid property and equipment purchases included in accrued liabilities	$1.3	$1.5

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2016 (a)(b)(c)	2015 (a)(b)(c)	% Change	2016 (a)(b)(c)	2015 (a)(b)(c)	% Change
Net income	$13.5	$15.1	(10.6%)	$35.5	$33.8	5.0%
Diluted shares	46.5	46.6		46.5	46.6
Diluted EPS	$0.29	$0.33	(12.1%)	$0.76	$0.73	4.1%
LIFO expense	0.05	0.03		0.13	0.12
Diluted EPS excluding LIFO expense (Non-GAAP)	$0.34	$0.36	(5.6)%	$0.89	$0.85	4.7%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	$0.01	$0.01		$0.12	$0.06
Cigarette tax stamp inventory holding gains (2)	—	0.10		—	0.10
Net Other Tobacco Product (OTP) tax refunds (3)	—	—		—	0.02
Business expansion and integration costs (4)	(0.02)	(0.01)		(0.06)	(0.01)
Pension liability settlement (5)	(0.02)	(0.01)		(0.02)	(0.01)
Legal settlement (6)	—	—		0.03	—

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using an effective tax rate of 33.2% and 36.4% for the three and nine months ended September 30, 2016 and 37.6% and 38.2% for the same periods in 2015.
(c) All references made to share or per share amounts in the accompanying condensed consolidated interim financial statements and applicable disclosures have been retroactively adjusted to reflect this two-for-one stock split for all periods presented.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $0.4 and $8.4 million for the three and nine months ended September 30, 2016, respectively, versus $0.6 and $5.4 million for the three and nine months ended September 30, 2015.

(2) Cigarette tax stamp inventory holding gains
During the three and nine months ended September 30, 2015, the Company recorded cigarette tax stamp inventory holding gains of $8.3 million and associated operating costs of approximately $0.4 million, relating to the increase in cigarette excise taxes in certain jurisdictions.

(3) Net OTP tax refunds
During the nine months ended, September 30, 2015, the Company recognized OTP tax refunds, net of fees of $1.7 million, related to prior years' taxes.
(4) Business expansion and integration costs
During the three and nine months ended September 30, 2016, the Company incurred approximately $1.8 million and $4.6 million, respectively, of identifiable business integration expenses related to the acquisition of Pine State, onboarding of Murphy U.S.A. and 7-Eleven, and a new building in Las Vegas. During the three and nine months ended September 30, 2015, the Company incurred approximately $0.4 and $1.5 million, respectively, in business expansion and integration expenses related to the acquisition of Karrys Bros.

(5) Pension liability settlement
For both the three and nine months ended September 30, 2016 the Company recorded a pension settlement charge of $1.2 million related to lump sum payments made to plan participants in lieu of future pension benefits. The Company recognized a pension settlement charge of $0.9 million for the same periods in 2015.

(6) Legal settlement
During the nine months ended September 30, 2016, the Company recorded a gain of approximately $2.0 million, net of legal costs, related to the settlement of a legal proceeding with Sonitrol Corporation.